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                                     EXHIBIT 10.5


                               ASSET PURCHASE AGREEMENT


        DATED:         May 12, 1999

        AMONG:         Plenum Communications, Inc.                   ("Buyer")
                       a Minnesota corporation

        AND:           LION, Inc.                                     ("LION")
                       a Washington corporation

        AND:           IMark, Inc.
                       Colorado corporation

                       IMark Design Group
                       a Colorado limited liability company
                               (jointly and severally referred to as "Sellers")

        AND:           Charles I. Aikens

                       Dhitipun Penvari      (jointly and severally referred to
                                                             as "Shareholders")


                                 (all collectively referred to as "the Parties")

1.0     RECITALS

        1.1 Sellers are engaged in the business of commercial website development for the mortgage industry. The business operations of Sellers have been carried on as distinct businesses under the name of IMark, Inc. and/or IMark Design Group. Shareholders are the owners, of record and beneficially, of all the issued and outstanding capital stock and ownership interests of Sellers.


        1.2 Subject only to the limitations and exclusions contained in this Asset Purchase Agreement ("Agreement") and on the terms and conditions set forth below, Sellers desire to sell and Buyer desires to purchase substantially all of the assets, business operations (and assume certain of the liabilities) of Sellers. The assets and business operations of Sellers not desired to be purchased by Buyer are referred to in this Agreement as the Excluded Assets.

        1.3 This Agreement contemplates a transaction in which on the Closing Date the Acquired Assets shall be sold, assigned, transferred, and conveyed to LION, and become the assets of LION.

        NOW THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

2.0     DEFINITIONS

        2.1 "AGREEMENT" means this Asset Purchase Agreement and all of its attached exhibits and schedules,; "hereof," "hereto," and "hereunder" and similar expressions mean and refer

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                to this Agreement and not to any particular Section or
                paragraph; "Section," "paragraph" or "clause" means and refers to the specified article, section, paragraph or clause of this Agreement.

        2.2 "ACQUIRED ASSETS" means all right title and interest of the Sellers in and to (i) the Specified Assets, consisting of the Intellectual Property and other assets specified in SCHEDULE 2.2.1, and (ii) the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) primarily relating to or used or held for use in connection with the Business of Sellers as may exist on the Closing Date, including without limitation all those items in the following categories:

                (a) all machinery, equipment, furniture, furnishings, automobiles, trucks, vehicles, tools, dies, molds, parts and similar property;

                (b) all inventories of raw materials, work in progress, finished products, goods, spare parts, replacement and component parts, and office and other supplies (collectively, the "Inventories"), including Inventories held at any location controlled by Sellers and Inventories previously purchased and in transit to any Seller at Seller's location;

                (c) all rights in and to products sold or leased (including, but not limited to, products hereafter returned or repossessed and unpaid sellers' rights of rescission, replevin, reclamation and rights to stoppage in transit);

                (d) all rights (including but not limited to any and all Intellectual Property rights) in and to the products sold or leased and in and to any products or other Intellectual Property rights under research or development prior to or on the Closing Date;

                (e) all of the rights of Sellers under all contracts, arrangements, licenses, leases and other agreements, including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to these agreements and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of these contracts, arrangements, licenses, leases and other arrangements;

                (f) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

                (g) all notes and accounts receivable held by the Sellers and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person held by the Sellers;

                (h) all Intellectual Property and all rights thereunder or in respect thereof primarily relating to or used or held for use in connection with the Business, including but not limited to, rights to sue for and remedies against past, present and future infringements, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments (together with all Intellectual Property rights included in the Specified Assets);

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                (i)     all books, records, manuals and other materials (in
                        any form or medium), including, without limitation, all records and materials maintained at the offices of Sellers, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, quality control records and procedures, blueprints, research and development files, records, data books, Intellectual Property disclosures, media materials and plates, accounting records, sales order files and litigation files;

                (j) to the extent their transfer is permitted by law, all Governmental Approvals, including all applications therefor;

                (k) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Sellers with respect to the Business or the ownership, use, function or value of any Acquired Asset, whether arising by way of counterclaim or otherwise; and

                (l) all guarantees, warranties, indemnities and similar rights in favor of the Sellers with respect to any Acquired Asset;

                PROVIDED HOWEVER, that the Acquired Assets shall not include
                (i) the Excluded Assets set forth in Schedule 2.2.2 of this Agreement and all rights thereunder (which Schedule 2.2.2 shall include as an Excluded Asset cash totaling Forty Thousand Dollars ($40,000), if this amount is in the principal bank account of Sellers at the Closing Time), or
                (ii) the corporate charter, qualifications to conduct business as a corporation or business entity, arrangements with registered agents relating to these qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of Sellers as business entities.

        2.3 "ASSUMED LIABILITIES" means any and all liabilities, obligations and commitments relating exclusively to the Business or the Acquired Assets:

                (a)     specified in SCHEDULE 2.3 ("Assumed Liability
                        Schedule")

                (b) that are incurred after the date of the Assumed Liability Schedule in the ordinary course of business consistent with prior practice and in accordance with the terms of this Agreement, and that are not, individually or in the aggregate, material to the Business

                (c) arising out of the agreements, contracts and commitments set forth on the SCHEDULE 5.7, but not including any obligation or liability for any breach thereof occurring prior to the Closing Date

                (d) liabilities in respect of Transferred Employees to the extent specifically assumed by Buyer pursuant to
                        Section 8.2(e)

        2.4 "BEST OF SELLER'S KNOWLEDGE" shall mean the knowledge of the Shareholders and/or members and officers of Sellers, including what they know without the duty to inquire;

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        2.5     "BUSINESS" means the business presently and heretofore
                carried on by the Sellers at the offices located at 2828 N. Speer Blvd., Ste. 210, Denver, CO 80211 relating generally to commercial website development, to be acquired by Buyer pursuant to this Agreement, consisting of the Assets, and the Assumed Liabilities, but not including the Excluded Assets.

        2.6     "BUYER" has the meaning set forth in the preface above.

        2.7 "CLOSING" means the completion of the sale and purchase of the Acquired Assets by the transfer and delivery of documents of title and the payment of the purchase price as contemplated in this Agreement;

        2.8 "CLOSING DATE" means the 17th of May, 1999, or such other date as the Parties may agree as to the date upon which the Closing shall take place;

        2.9 "CLOSING TIME" means 1:00 o'clock Pacific Daylight Time in the afternoon on the Closing Date or such other time on the Closing Date as the Parties may agree as to the time on the Closing Date upon which the Closing shall take place;

        2.10 "CONFIDENTIAL INFORMATION" means any information exchanged by the parties, including but not limited to trade secrets, know-how, formulas, processes, data, network configuration and rights-of-way, drawings, proprietary information, customer lists, prices, and any non-public information which concerns the business and operations of a party to this Agreement, and shall also include any information exchanged pursuant to this Agreement. Confidential Information, when disclosed in written, machine-readable, or other tangible form by one party to the other party, may be clearly marked as "Confidential" or as otherwise specified as confidential by the policies of the Parties. Information which is of an apparent confidential nature, either in writing or orally, shall be treated as Confidential Information.

        2.11 "EXCLUDED ASSETS" has the meaning set forth in Section 2.2 above.

        2.12 "GAAP" means United States generally accepted accounting principles as in effect from time to time

        2.13 "INTELLECTUAL PROPERTY" means any and all United States and foreign: (a) patents (including design, utility and software patents) and patent applications (including patent disclosures awaiting filing, reissues, divisions, continuations and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto;
                (b) trademarks, service marks, trade names, trade dress, logos, Internet domain names, business and product names (but excluding the name IMark), slogans, registrations and applications for registration; (c) copyrights (including software) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (e) intellectual property rights similar to any of the foregoing; (f) copies and tangible embodiments thereof (in whatever form or medium, including electronic media) and (g) all computer software (including data and related documentation).

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        2.14    "LIENS" means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to those which may arise under any contracts.

        2.15    "LION" has the meaning set forth in the preface above.

        2.16 "ORGANIZATIONAL DOCUMENTS" refers to the (a) articles of incorporation and bylaws of a corporation; (b) the certificate of formation or articles of organization and the operating agreement of a limited liability company; (c) any charter or similar document adopted or filed by the corporation or limited liability company prepared in connection with the creation, formation or organization of a corporation entity.

        2.17 "PERSON" means any natural person, corporation, firm, partnership, association, company, trust, business trust, government, governmental agency or any other entity.

        2.18 "PLENUM SHARES" means three hundred fifty-two thousand nine hundred forty-two (352,942) common shares in the capital stock of Buyer to be issued to Sellers in payment and satisfaction of the Purchase Price. The Plenum Shares are equal to that number of shares of Buyer common stock which equal $600,000, divided by the "Average Market Price," which is equivalent to the average closing price of Buyer's common stock in the over-the-counter market as quoted on OTC Bulletin Board system for the 20 trading days last preceding the date of this Agreement.

        2.19    "PURCHASE PRICE" shall have the meaning set forth in Section
                4.4 below.

        2.20    "SEC" means the United States Securities and Exchange
                Commission.

        2.21 "SECURITIES ACT" means collectively the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        2.22    "SELLERS" has the meaning set forth in the preface above.

        2.23 "SELLERS ENTITY" or "SELLERS ENTITIES" refers to each of the two companies: IMark, Inc., a Colorado corporation and IMark Design Group, a Colorado limited liability company.

        2.24    "SHAREHOLDERS" has the meaning set forth in the preface above.

        2.25    "SPECIFIED ASSETS" is defined in Section 2.2 above.

        2.26 "TAX" means any tax levied by federal, state, local or foreign governments on income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

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        2.27    "TRANSFERRED EMPLOYEES" has the meaning set forth in Section
                8.2(e) below.


3.0     SCHEDULES AND EXHIBITS

        3.1 The following are the Schedules and Exhibits annexed hereto and incorporated by reference and deemed to be part of this Agreement:

        Schedule 2.2.1  -      Intellectual Property and other Specified Assets
        Schedule 2.2.2  -      Excluded Assets
        Schedule 2.3    -      Assumed Liabilities
        Schedule 4.1    -      Liens on Acquired Assets; Conflicts and Consents
        Schedule 4.5    -      Allocation of Purchase Price
        Schedule 5.7    -      Contracts, Leases, Rental Agreements
        Schedule 5.8    -      Undisclosed Liabilities
        Schedule 5.12   -      Receivables
        Schedule 5.13   -      Customers
        Schedule 5.18   -      Employees
        Schedule 5.21   -      Bank Accounts
        Schedule 5.22   -      Insurance

        Exhibit A       -      Form of Employment Agreement for Key Employees
        Exhibit B       -      Forms of Assignment
        Exhibit C       -      Shareholders' Consent


4.0     BASIC TRANSACTION

        4.1 SALE AND PURCHASE OF ASSETS. Subject to and upon the terms and conditions set forth in this Agreement, on the Closing Date the Sellers will sell, transfer, convey, assign and deliver to LION, and LION will purchase or acquire from the Sellers, all right, title and interest of the Sellers in and to the Acquired Assets. The Acquired Assets shall become the assets of LION. The Acquired Assets shall include, but not be limited to, the Specified Assets consisting of the Intellectual Property and other assets listed on SCHEDULE 2.2.1.

                The Acquired Assets shall be transferred or otherwise conveyed to the Buyer free and clear of all liabilities, obligations, liens and encumbrances, excepting only the Assumed Liabilities listed in SCHEDULE
2.3 and Liens listed in SCHEDULE 4.1.

        4.2 EXCLUDED ASSETS. The Sellers will retain and not transfer, and the Buyer will not purchase or acquire, the Excluded Assets listed on
SCHEDULE 2.2.2, PROVIDED HOWEVER, that the Excluded Assets shall include cash of Forty Thousand Dollars ($40,000), if this amount is in the principal bank account of Sellers at the Closing Time.

        4.3 CLOSING. The Closing shall take place at on or before the close of business ("Closing Time") on the 17th of May, 1999 ("Closing Date"), at such time and place as the Parties may agree.

        4.4 PURCHASE PRICE. On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase the Acquired Assets and to assume or to cause LION to assume the Assumed Liabilities for an aggregate Purchase Price of Six Hundred Thousand Dollars ($600,000). On Closing, the Acquired Assets shall be sold, assigned, transferred and conveyed to LION, and Buyer shall pay the Purchase Price as follows:

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                4.4.1   PLENUM SHARES.  By the issuance by Buyer of the
                        Plenum Shares to the Sellers (or to the Shareholders, at the election of the Sellers), which shall be equal to that number of shares of Buyer common stock which shall equal Six Hundred Thousand Dollars ($600,000), divided by the Average Market Price (as defined in Section 2.18 above). If on the date one year from the date of Closing (May 17, 2000), the Average Market Price (as defined in Section 2.18 above) of the Plenum Shares is less than Six Hundred Thousand Dollars ($600,000), Buyer covenants and agrees to make up the difference by, in the sole discretion of Buyer, either (i) a payment of cash; or (ii) through the issuance to the Sellers (or to the Shareholders, at the election of the Sellers) of additional shares of common stock of Buyer (the "Additional Plenum Shares"). The Sellers and Shareholders acknowledge and agree that none of the Plenum Shares (and, if applicable, the Additional Plenum Shares), nor any portion thereof, may be sold, conveyed, transferred, traded or disposed of on or before twelve (12) months after Closing, provided that no more than Twenty Five Thousand (25,000) Plenum Shares (including, if applicable, Additional Plenum Shares) may be sold per month after May 17, 2000, unless the Sellers give prior written notice to the Buyer.

        4.5 ALLOCATION OF PURCHASE PRICE. The Parties agree to allocate the aggregate of the Purchase Price and the Assumed Liabilities
(collectively, the "Aggregate Purchase Price") for all purposes including financial accounting and tax purposes, in accordance with the allocation schedule to be prepared by the Buyer attached as SCHEDULE 4.5.

        4.6 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions set forth in this Agreement, at the Closing the Buyer shall assume or to cause LION to assume and agree to pay, honor and discharge when due all of the Assumed Liabilities, in accordance with the schedule attached as
SCHEDULE 2.3. At the Closing the Buyer shall assume or to cause LION to assume and agree to pay, honor and discharge all liabilities, obligations and commitments relating to the real property and office equipment leases listed in SCHEDULE 4.1. In addition, the Company will take all reasonable steps necessary to remove Shareholders from personal liability on the real property and office equipment leases listed in SCHEDULE 4.1.

        4.7     EXCLUDED LIABILITIES.  Notwithstanding the provisions of
Section 4.6 or other provision of this Agreement or any of its schedules or exhibits, and regardless of any disclosure to Buyer, the Buyer shall not assume any liabilities, obligations or commitments of any Seller or the Shareholders relating to or arising out of the operation of the Business or the ownership of the Acquired Assets prior to the Closing other than the
Assumed Liabilities and the Liens listed in SCHEDULE 4.1.             .

        4.8 TRANSFER OF BANK ACCOUNTS AND ASSETS. On the Closing Date, Sellers and Shareholders shall deliver to Buyer all such executed documents as may be required to assign, transfer and convey to Buyer or to LION the Acquired Assets, including but not limited to, any cash contained in the Bank Accounts set forth in SCHEDULE 5.21. Each of Sellers and Shareholders hereby appoints Buyer and Buyer's executive officers as their attorney-in-fact to file all such documents on or after the Closing Date.

        4.9 FURTHER ASSURANCES. Each of Sellers and Shareholders from time to time after the Closing, at Buyer's request, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents,

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certifications and further assurances as Buyer or LION may reasonably require in order to vest more effectively in Buyer or in LION, or to put Buyer or LION more fully in possession of, any of the Acquired Assets, or to better enable Buyer or LION to complete, perform or discharge any of the Assumed Liabilities. Each of the Parties will cooperate with the other and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party to this Agreement as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

        4.10 CONSENT OF THIRD PARTIES. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any governmental approval, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising under this Agreement or resulting therefrom if any assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation or affect adversely the rights of Buyer under this Agreement. Any transfer or assignment to the Buyer or LION by Sellers of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. If any such consent or approval is not obtained on or prior to the Closing Date, Sellers shall continue to use all reasonable efforts to obtain any such approval or consent after the Closing Date until such time as it has been obtained. Sellers will cooperate with Buyer or LION in any lawful and economically feasible arrangement to provide that Buyer or LION shall receive the interest of Sellers, as the case may be, in the benefits under any such instrument, contract, lease, permit or other agreement or arrangement, including performance by Sellers as agent; PROVIDED HOWEVER, that Buyer or LION shall undertake to pay or satisfy the corresponding liabilities for the real property and office equipment leases listed in SCHEDULE 4.1, and for the enjoyment of the benefit to the extent the Buyer or LION would have been responsible if the consent or approval had been obtained. Sellers shall pay and discharge, and shall indemnify and hold Buyer or LION harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date. Nothing in this Section shall be deemed a waiver by Buyer of its right to have received on or before the Closing Date an effective assignment of all of the Acquired Assets.


5.0     REPRESENTATIONS AND WARRANTIES OF SELLERS

        5.1 DUE AUTHORIZATION. Sellers have all necessary corporate power, authority and capacity to enter into this Agreement and the agreements and other instruments contemplated herein and to perform the respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been, and on the Closing Date will have been, duly authorized by all necessary company action on the part of the Sellers. Sellers have all necessary power, authority and capacity to enter into this Agreement and the agreements and other instruments contemplated herein and the consummation of the transactions contemplated hereunder. This Agreement when executed constitutes, and on the Closing Date will constitute legal, valid and binding obligations of Sellers enforceable against each of them in accordance with the its terms.

        5.2 ORGANIZATION AND GOOD STANDING. Organization and Good Standing. Sellers consist of a corporation and a limited liability company, duly incorporated, duly organized, validly existing, and in good standing under the laws of their respective jurisdictions, and have all necessary power, authority and capacity to own or lease their property and assets (including, without limitation, the Specified Assets) and to carry on the Business as presently conducted by them. Neither the nature of the Business nor the location or character of the property owned or leased by Sellers requires Sellers to be registered, recorded, licensed or otherwise qualified as a foreign corporation or to be in good standing in any

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jurisdiction other than in Colorado. Sellers will deliver to Buyer, prior to
Closing, copies of the Organizational Documents of each Sellers Entity, as currently in effect.

        5.3 CONFLICTS. Except as set forth in SCHEDULE 4.1, the disposition of the Acquired Assets and the entering into and performance of this Agreement and the agreements and other instruments contemplated herein will not (with or without the giving of notice or the lapse of time or both):

        (a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Sellers, or (ii) any resolution adopted by the directors, manager(s) or the members of any Sellers Entity;

        (b) contravene, conflict with, or result in a violation of any legal requirement, applicable law or any order to which any Sellers Entity or either Sellers, or any of the Acquired Assets owned or used by any Sellers Entity, may be subject;

        (c) contravene, conflict with, or result in a violation of any of the terms or requirements of any governmental authorization that is held by any Sellers Entity or that otherwise relates to the business of, or any of the assets owned or used by, any Sellers Entity;

        (d) contravene, conflict with, or result in a violation or breach of any provision of any contract, instrument or third party agreement to which Sellers or Shareholders may be a party, or by which any of their assets may be subject, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any applicable contract; or result in the imposition or creation of any encumbrance upon or with respect to any of the assets owned or used by any Sellers Entity.

        Except as set forth in SCHEDULE 4.1, Sellers Entities are not and will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the contemplated transactions.

        5.4 FINANCIAL STATEMENTS. Sellers represents and warrants to Buyer that the following financial statements have been or will be delivered to Buyer prior to Closing, and that each document is or will be, to the Best of Seller's Knowledge, true, correct, and complete:

                5.4.1 Unaudited balance sheets of Sellers as of December 31, 1998, and as of April 30, 1999 ("Balance Sheets"), and the related unaudited consolidated statements of income, changes in equity, and cash flow for the fiscal year or interim period then ended. The financial statements referred to in this Section have been prepared in accordance with Sellers' internal accounting practices and have not been prepared in accordance with GAAP, but present fairly the financial condition and the results of operations, changes in equity, and cash flow of Sellers as at the respective dates of and for the periods referred to in such financial statements, subject to adjustments that to the Best of Seller's Knowledge are not material.

        5.5 BOOKS AND RECORDS. The books of account, minute books, capitalization record books, and other records of Sellers, all of which will be made available to Buyer prior to Closing, are, to the Best of Seller's Knowledge, complete and correct and have been maintained in accordance with sound business practices, are not false, misleading, or fail to state a material facts nor are they based on any misrepresentations of any officers or directors of Sellers. The minute books of Sellers contain accurate and complete records of all meetings held of, and corporate action taken by, the members, the

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manager(s), and committees of Sellers, and no meeting of any such members, manager(s), or committees has been held for which minutes have not been prepared and are not contained in such minute books.

        5.6 ASSETS. Except as set forth in SCHEDULE 4.1, Sellers have good title to all Acquired Assets free and clear of all Liens, except liens for current taxes not yet due. Prior to Closing, Sellers will provide any and all true and correct copies of instruments by which Sellers holds property and interests, all contracts, all insurance policies, opinions, abstracts, and surveys in the possession of Sellers and relating to such the ownership or contractual rights to the Acquired Assets. The Acquired Assets, together with the services of the Transferred Employees, comprise all assets and services required for the continued conduct of the Business by Buyer as now being conducted. Except for Excluded Assets, there are no assets or properties used in the operation of the Business and owned by any Person other than the Sellers that will not be leased or licensed to Buyer under valid, current leases or license arrangements. The Acquired Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are currently used or are held for use, and none of the Acquired Assets or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

        5.7 CONTRACTS. SCHEDULE 5.7 contains a complete and correct list of all agreements, contracts, commitments, leases, instruments, arrangements and other documents which have been made available for review by Sellers, together with all amendments thereto, and accurate descriptions of all oral contracts. There are no other agreements, contracts, commitments, leases, arrangements and other documents by which any of the Acquired Assets are bound or affected or to which Sellers or Shareholders are a party or bound in connection with the Business or its Assets. Except as set forth in SCHEDULE 4.1, to the Best of Seller's Knowledge there does not exist under any contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or default on the part of Sellers. None of the Sellers or Shareholders has outstanding any power of attorney relating to the Business.

        5.8 NO UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against in the Balance Sheets (including the notes thereto), or incurred subsequent to the date thereof and disclosed in SCHEDULE 5.8 or elsewhere in this Agreement (including the Schedules hereto) and except for unsecured current obligations and liabilities incurred in the ordinary and usual course of the Business and which are not materially adverse to the nature and manner of conducting the Business, or the operations, assets, properties, future prospects or financial condition of the Sellers, the Sellers do not have any material outstanding indebtedness or any material liabilities or obligations (whether accrued, determinable, absolute, contingent or otherwise) in respect of which the Sellers or the Buyer may be liable on or after the completion of the transactions contemplated by this Agreement. None of Sellers employees is now or will by the passage of time become entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Closing Date except as disclosed on the Balance Sheets or in SCHEDULE 5.8.

        5.9     TAXES.

                5.9.1 Sellers have filed or caused to be filed, on a timely basis since inception, all federal, state, municipal or local tax returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group, pursuant to applicable legal requirements. Sellers have delivered or made available to Buyer copies of, and SCHEDULE 5.9 contains a complete and accurate list of, all such tax returns relating to income or franchise taxes filed from the date of formation through March 31, 1999 and a complete list of audits of all tax returns. Except as set forth in SCHEDULE 2.3, Sellers have paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by Sellers or any Sellers Entity, except such taxes, if any, as are listed in SCHEDULE 5.9 and are being contested in good faith and as to which adequate reserves have been provided in the Balance Sheets.

                5.9.2 Except as described in SCHEDULE 5.9, no Sellers or Sellers Entity has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of taxes of any Sellers Entity or for which any Sellers Entity may be liable.

                5.9.3 The charges, accruals, and reserves with respect to taxes on the respective books of each Sellers Entity are adequate and are at least equal to that Sellers Entity's liability for taxes and there exists no proposed tax assessment against any Sellers Entity except as disclosed in the Balance Sheets or as described in SCHEDULE
        5.9. All taxes that any Sellers Entity is or was required by legal requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other Person.

                5.9.4 All tax returns filed by (or that include on a consolidated basis) any Sellers Entity are true, correct, and complete.

                5.9.5 Notwithstanding anything to the contrary herein, except as set forth in SCHEDULE 2.3, Sellers shall remain responsible subsequent to the Closing Date, for the filing of any tax returns and the payment of any taxes, including but not limited to income taxes, personal property taxes, franchise employment taxes, sales and/or use taxes of Sellers required to be paid with respect to taxable periods prior to the Closing Date (even if such tax claim, audit, notice or final determination is not received until subsequent to the Closing
        Date).

        5.10 BUSINESS CARRIED ON IN ORDINARY COURSE. The Business has been carried on in the ordinary and usual course since the date of the Balance Sheet and to the Best of Seller's Knowledge there has been no change in the affairs, business, prospects, operations or condition of the Business, financial or otherwise, or arising as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labor problem, flood, drought, riot, storm, act of God or otherwise, except changes occurring in the ordinary and usual course of the Business and which, in the aggregate, have not materially adversely affected and will not materially adversely affect the nature and manner of conducting the Business, or the operations, assets, properties, future prospects or financial condition of the Corporation.

        5.11 LITIGATION AND CLAIMS. There is no suit, action, litigation, labor grievance or complaint, investigation, (including, without limitation, investigations under human rights or health and safety legislation) or administrative, governmental, arbitration or other proceeding (whether or not purportedly on behalf of the Sellers), including without limitation appeals and applications for review, in progress, or to the best knowledge and belief of the Sellers (after due inquiry from the Shareholders), pending or threatened against or relating to the Sellers, or affecting its respective properties or the Business, or affecting the Acquired Assets, or affecting the right of the Buyer to enter into this Agreement or perform the Buyer's obligations hereunder.

        5.12 ACCOUNTS RECEIVABLE. All accounts receivable of Sellers that are reflected on SCHEDULE 5.12 or on the Balance Sheets or accounting records of Sellers, (collectively, the "Accounts

Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, as of the date of execution of this Agreement. Except as reflected on SCHEDULE 5.12, to the Best of Seller's Knowledge, each of the Accounts Receivable either has been or should be collected in full, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than arising in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

        5.13 CUSTOMERS. SCHEDULE 5.13 sets forth: (a) all the names and addresses of all current customers of each Seller that ordered goods or services from the Seller during the 12-month period ended April 30, 1999; and
(b) the amount for which such customer was invoiced during the period.
Except as disclosed on SCHEDULE 5.13, no Seller has received any notice or has any reason to believe that any of these customers have ceased, or will cease, to use the goods or services of the Business, or has sought or is seeking to reduce the price it will pay for the goods or services of the Business. Buyer acknowledges that these customers are obligated to Sellers only on a month-to-month basis.

        In addition, there are certain customers of the prior business of Sellers ("IMark customers") for which Sellers may continue to provide services on weekends to complete prior Seller obligations. The identity of these IMark customers is clearly indicated on SCHEDULE 5.13.

        5.14 COMPLIANCE WITH LAW. To the Best of Seller's Knowledge, except as otherwise set forth in SCHEDULE 4.1, Sellers are, as of the date of execution of this Agreement, and will be as of the Closing Date, in full compliance with any applicable law, ordinance, or regulation that is or was applicable to Sellers or to the conduct or operation of their business or the ownership or use of any of their assets. Sellers have not received any notice or other communications whether oral or written from any governmental body or any other person regarding (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable law, or (b) any actual, alleged, possible, or potential obligation on the part of any Sellers Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

        5.15    INTELLECTUAL PROPERTY.

                        5.15.1 SCHEDULE 2.2.1 contains a complete and accurate list and summary description (including, where applicable, applications for registration and registration particulars), of all Intellectual Property and documents and agreements relating to the Intellectual Property (as defined in Section 2.13 above) which is owned or used by Sellers and the Sellers have the sole and exclusive right to use the same. Except as listed in SCHEDULE 2.2.1, there are neither any royalty payments or license fees payable to Sellers or by Sellers, or other agreements to which Sellers are a party or by which Sellers are bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which Sellers is the licensee. There are no outstanding and, to the Best of Sellers' Knowledge, no threatened disputes or disagreements with respect to any such agreement. The Sellers have not received notice that, and to the Best of Sellers' Knowledge, the conduct of the Business is not infringing any patent, trade mark, trade name, copyright, proprietary or similar right, domestic or foreign, of any other person, firm or corporation.

                        5.15.2 To the Best of Seller's Knowledge, the intellectual property assets are all those necessary for the operation of Sellers's businesses as they are currently conducted in the business plan disclosed to Buyer. Sellers are the owners of all right, title, and interest in and to each of the intellectual property assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party of the intellectual property assets.

        5.16 LEASES. Sellers are not a party to or bound by any leases or licenses of real property or agreements in the nature of leases or licenses of real property, either as lessor or lessee, or agreements to enter into such leases or licenses, other than those referred to in SCHEDULE 5.7 (in which is specified the parties, their dates of execution and expiry dates, any options to renew, the location of any leased or licensed lands or premises and the rental payments thereunder) and except as set forth in the agreements or under Colorado law all interests held by the Sellers as lessor, lessee, licensor or licensee under such leases, licenses or agreements and to the knowledge and belief of the Sellers, are free and clear of any and all mortgages, security interest, charges, adverse claims, rights, pledges, demands, liens, title retention agreements and other encumbrances of any nature or kind whatsoever. All rental and other payments required to be paid by the Sellers pursuant to such leases, licenses or agreements have been duly paid and the Sellers are not otherwise in default in meeting their obligations under any such leases, licenses or agreements. To the Best of Seller's Knowledge, there are no events or circumstances which could give rise to such parties claiming default by the Sellers under such leases, licenses or agreements. No consent of any parties to such leases, licenses or agreements (other than the Sellers) is required by reason of the transactions contemplated hereby except as specified in SCHEDULE 4.1 nor will such transactions impose any more onerous obligations on the Sellers under such leases, licenses or agreements.

        5.17 FULL DISCLOSURE. To the Best of Sellers' Knowledge, no representation or warranty of Sellers in this Agreement contains any untrue statement or omits to state a material fact. To the Best of Sellers' Knowledge, Sellers have disclosed and made available to the Buyer all information relating to or otherwise in connection with the use and operation of the properties or assets used in or held for use in connection with the Business.

        5.18    EMPLOYEES AND EMPLOYMENT CONTRACTS.  There are set forth in
SCHEDULE 5.18 the names and titles of all the directors and officers of the Sellers, and of all personnel employed or engaged in the Business, together with particulars of the material terms and conditions of employment or engagement of such persons, including rates of remuneration, benefits and positions held. Except as disclosed on SCHEDULE 5.18, Sellers do not have any written contracts of employment entered into with any employees employed by Sellers, any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law, any management, any employee benefit, bonus, deferred compensation, profit sharing, severance, termination, change of control, stock option, stock appreciation, stock purchase or other similar agreement, plan or arrangement, whether written or unwritten that provides or may provide benefits or compensation in respect of any employee or former employee employed or formerly employed in the Business. All vacation pay, bonuses, commissions and other forms of compensation for employees of the Sellers have been disclosed on SCHEDULE 5.18.

        5.19 NO GUARANTEES. The Sellers have not given or agreed to give, or are a party or bound by, any indemnity, or any guarantee of indebtedness or other obligations of third parties or any other commitment by which the Sellers or the Business is or is contingently responsible for such indebtedness or other obligations.

        5.20 BROKERS OR FINDERS. Sellers have incurred no obligation or liability contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and the transactions contemplated thereby.

        5.21 BANK ACCOUNTS. There is set forth in SCHEDULE 5.21 the name of each bank or other depository in which the Sellers maintain any bank account, trust account or safety deposit box and the names of all persons authorized to draw thereon or who have access thereto.

        5.22 INSURANCE. Sellers maintain such policies of insurance, issued by responsible insurers, as are appropriate to its Business, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. SCHEDULE 5.22 lists all such policies together with worker's compensation coverages presently maintained by Sellers together with a brief description of each such policy including the types of policy, name of insurer, coverage limits, expiration dates and annual premiums. All such policies of insurance are in full force and effect and the Sellers are not in default, whether as to the payment of premium or otherwise, under the terms of any such policy and have not failed to give any notice or present any claim under any such insurance policy in due and timely fashion. No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under or with respect to any such policy has been received by Sellers. Sellers have no knowledge (after due enquiry from the Shareholders) of any circumstances or occurrences which might form the basis of a material increase in premiums.

        5.23 CHANGES TO TECHNOLOGY. As of the Closing Date, there are no new technological developments of which the Sellers have any knowledge which might have an adverse effect on the Business or its operations or which might require substantial new capital investment by the Buyer in the Business, provided that the Sellers make no representation or warranty with respect to disruptions to the Business caused by what is commonly referred to as the "Y2K Problem."

6.0     REPRESENTATIONS OF BUYER

        6.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota.

        6.2 DUE AUTHORIZATION. Buyer has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations. The execution and delivery of this Agreement and the performance of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of Buyer.

        6.3 VALID AND BINDING OBLIGATION. This Agreement when executed will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and therefore subject to limitation with respect to enforcement imposed in connection with laws affecting the rights of creditors generally including, without limitation, applicable bankruptcy, insolvency, moratorium, reorganization or similar laws and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

        6.4 NO VIOLATION. Buyer is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of the execution and delivery by Buyer of this Agreement or the performance by Buyer of any of the terms hereof.

        6.5 PLENUM SHARES. The Plenum Shares, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding shares in the capital of Buyer.

        6.6 RELIANCE. Buyer hereby expressly acknowledges that Sellers are relying upon the covenants, representations and warranties of Buyer contained in this Agreement or in any agreement, certificate or other document delivered pursuant to this Agreement in connection with the sale of the Acquired Assets.

        6.7 BROKERS OR FINDERS. Buyer has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

        6.8 NO MATERIAL ADVERSE CHANGES. To the best of Buyer's knowledge, there has been no change in the affairs, business, prospects, operations or condition of the business of Buyer, financial or otherwise, which has materially adversely affected and will materially adversely affect the nature and manner of conducting its business, or the operations, assets, properties, future prospects or financial condition of the Buyer. No bankruptcy proceeding has been instituted or is contemplated by Buyer.

        6.9 LITIGATION AND CLAIMS. There is no suit, action, litigation, labor grievance or complaint, investigation, (including, without limitation, investigations under human rights or health and safety legislation) or administrative, governmental, arbitration or other proceeding (whether or not purportedly on behalf of the Buyer), including without limitation appeals and applications for review, in progress, or to the best knowledge and belief of Buyer, pending or threatened against or relating to Buyer, or affecting its respective properties or business, or affecting the right of Sellers to enter into this Agreement or perform Sellers' obligations hereunder.


7.0 CONDITIONS PRECEDENT TO THE PERFORMANCE BY BUYERS AND SELLERS OF THEIR OBLIGATIONS UNDER THIS AGREEMENT

        7.1 BUYER'S CONDITIONS. The obligation of the Buyer to complete the purchase of the Acquired Assets hereunder shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Buyer and may be waived by the Buyer in whole or in part):

        (a) TRUTH AND ACCURACY OF REPRESENTATIONS OF SELLERS AT CLOSING TIME. All of the representations and warranties of the Sellers made in or pursuant to this Agreement (including the Schedules hereto) or in agreement, certificate or other document delivered or given pursuant to this Agreement, including, without limitation, the representations and warranties set forth in Section 5.0, shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby).

        (b) PERFORMANCE OF OBLIGATIONS. The Sellers shall have complied with and performed in all respects its obligations, covenants and agreements herein.

        (c) NO MATERIAL ADVERSE EFFECT. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in a material adverse effect to the Business, operations, prospects, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Business.

        7.2 NON-PERFORMANCE OF CONDITIONS FOR THE BENEFIT OF BUYER. In the event that any of the conditions set forth in Section 7.1 shall not be fulfilled and/or performed at or before the Closing Time, the Buyer may terminate this Agreement by notice in writing to the Sellers, and the Buyer shall thereupon be released from all obligations under this Agreement and the Sellers shall also be released from all obligations under this Agreement, provided any of the conditions may be waived in whole or in part by the Buyer at any time without prejudice to its right of termination in the event of a non-fulfilment and/or non-performance of any other condition or conditions, any such waiver to be binding upon the Buyer only if the same is in writing.

        7.3 ACCEPTANCE OF NOTICE OF NON-FULFILMENT. The Buyer covenants and agrees that in the event that at the Closing Time, any condition or conditions for the benefit of the Buyer set out in this Section 7.0 have not been fulfilled and/or performed to the reasonable satisfaction of the Buyer and such condition or conditions is or are not reasonably capable of being fulfilled and/or performed or caused to be fulfilled and/or performed by the Sellers, and the Sellers have, at or prior to the Closing Time, made complete and accurate disclosure in writing, referring specifically to the provisions of this Section 7.3 to the Buyer of the facts relating to its failure to fulfill and/or perform such condition or conditions, and the Buyer elects to complete the purchase and sale of the Acquired Assets, except as otherwise agreed by the Buyer and the Sellers, the Sellers shall not be liable to the Buyer hereunder for breach of any covenant, representation or warranty in respect of the matter so disclosed.

        7.4 SELLERS' CONDITIONS. The obligation of the Sellers to complete the sale of the Acquired Assets hereunder shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Seller and may be waived by the Seller in whole or in part):

        (a) TRUTH AND ACCURACY OF REPRESENTATIONS OF BUYER AT CLOSING TIME. All of the representations and warranties of Buyer made in or pursuant to this Agreement (including the Schedules hereto) or in agreement, certificate or other document delivered or given pursuant to this Agreement, including, without limitation, the representations and warranties set forth in Section 6.0, shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby).

8.0     COVENANTS OF THE BUYERS AND SELLERS

        8.1 COVENANTS OF THE SELLERS. The Sellers covenant and agree that the Sellers shall do the following:

        (a) CONDUCT BUSINESS IN ORDINARY COURSE. Except as otherwise contemplated or permitted by this Agreement, the Shareholders shall cause the Sellers during the period from the date of this Agreement to the Closing Time, to conduct the Business in the ordinary and usual course thereto and not, without the prior written consent of the Buyer, to enter into any transaction or do any thing which, if effected before the date of this Agreement, would constitute or would cause a material breach of the covenants, representations and warranties contained herein. On Closing, the Sellers shall provide the Buyer with updated management prepared financial statements as of April 30, 1999, which shall comprehensively reflect all material changes and the financial position of the Sellers from the date of the Balance Sheets up to the date of this Agreement. The Sellers acknowledge their obligation to provide the Buyer with financial statements to the Closing Date, to be provided as soon as possible but in no event later than 30 days thereafter.

        (b) INVESTIGATIONS. The Shareholders shall cause the Sellers to permit Buyer and its employees, agents, counsel and accountants or other representatives, between the date hereof and the Closing Time, without interference to the ordinary conduct of the Business, to have free and unrestricted access during normal business hours to the premises and personnel of Sellers, to all the books, accounts, records and other data of Sellers (including, without limitation, all Organizational Documents, Intellectual Property, corporate, accounting and tax records, guarantees, agreements, title documentation, surveys, minute books, share certificate books, tax returns and related correspondence, and financial statements of Sellers) and to the properties and assets of Sellers, and to furnish to the Buyer such financial and operating data and other information with respect to the Business, legal condition, properties and assets of the Sellers as the Buyer shall from time to time consider necessary or desirable to enable confirmation of the matters represented, warranted and covenanted herein. Without limiting the generality of the foregoing, it is agreed that the accounting representatives of the Buyer shall be afforded ample opportunity to make a full investigation of all aspects of the financial affairs of the Sellers.

        No investigations made by or on behalf of the Buyer at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the Sellers herein or in any agreement, certificate or any other document delivered or given pursuant to this Agreement.

        (c) CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. The Shareholders and Sellers shall cause each of the covenants, representations and warranties of the Sellers contained herein, including, without limitation, Section 5.0, to remain true and correct until and at each of the Closing Date and the Closing Time.

        (d) CONTINUE INSURANCE. The Shareholders and Sellers shall cause the Sellers during the period from the date of this Agreement to the Closing Time, to continue in force and effect, and to renew, when necessary, all existing policies of insurance presently maintained by the Sellers and to give all notices and present all claims under all such policies of insurance in due and timely fashion and to promptly advise the Buyer of any such claims.

        (e) PERFORM OBLIGATIONS. The Shareholders and Sellers shall cause the Sellers during the period from the date of this Agreement to the Closing Time, to comply with all laws and other obligations affecting the operation of the Business and to pay all required taxes and tax installments, including without limitation, income, corporate, retail, excise and realty taxes.

        (f) TRANSFER OF BANK ACCOUNTS AND ACQUIRED ASSETS. The Shareholders and Sellers shall take and cause the Sellers to take all necessary steps and proceedings as are necessary to permit all of the Acquired Assets to be duly and regularly transferred to LION or its nominee(s) at the Closing. On the Closing Date, Shareholders and Sellers shall deliver to Buyer all such executed documents as may be required to assign, transfer and convey to Buyer or to LION the Acquired Assets, including but not limited to, any cash contained in the Bank Accounts set forth in Schedule 5.20.

        (g) FURTHER ASSURANCES. Each of Sellers and Shareholders from time to time after the Closing, at Buyer's request, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer or LION, or to put Buyer or LION more fully in possession of, any of the Acquired Assets, or to better enable Buyer or LION to complete, perform or discharge any of the Assumed Liabilities.

        (h) NO ENCUMBRANCES. The Sellers shall transfer the Acquired Assets to the Buyer at the Closing Time free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, demands, rights and other encumbrances of any nature or kind.

        (i) NO SOLICITATION. Until the Closing Date, none of the Shareholders or Sellers, any of their affiliates or any person acting on their behalf shall solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of any of the Acquired Assets or of any properties or assets held for use in connection with the conduct of the Business.

        (j) NON-PUBLIC INFORMATION; PUBLIC ANNOUNCEMENTS. Until the Closing Date, none of the Shareholders or Sellers, any of their affiliates or any person acting on their behalf shall furnish or cause to be furnished any non-public information concerning the Business or this Agreement to any Person (other than the Buyer and its agents and representatives), other than in the ordinary course of business or pursuant to applicable law and after prior written notice to the Buyer. Except as required by applicable law, Sellers shall not, and they shall not permit any of their affiliates or any person acting on their behalf to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer.

        (k) SHAREHOLDER EMPLOYMENT AGREEMENTS. The Shareholders and Sellers shall deliver and cause to be delivered to the Buyer at the Closing Time executed Employment Agreements with Charles I. Aikens and Dhitipun Penvari (the "Shareholders") in the form of Employment Agreement annexed hereto as EXHIBIT A. As consideration for these Employment Agreements, Shareholders and Sellers agree that each party will not compete or participate, whether as an owner, shareholder, partner, consultant, entrepreneur, employee, or otherwise, or knowingly cause or enable any other person or entity to compete, in any business related to the Business currently operated by Sellers or the post-acquisition business of Buyer within any area where Buyer is operating its business or plan to operate, for a period of two (2) years from the last date of employment.

        Notwithstanding the above, Buyer acknowledges and agrees that there are certain customers of the prior business of Sellers ("IMark customers") for which Sellers and prior employees of Sellers may continue to provide services on weekends to complete prior Seller obligations. The identity of these IMark customers is clearly indicated on SCHEDULE 5.13.

        (l) TRANSFERRED EMPLOYEE AGREEMENTS. Shareholders and Sellers will cause each other to use all reasonable efforts to cause the employees employed in the operations of the Business to make available their employment services to the Buyer. For a period of two (2) years from the Closing Date, Shareholders and Sellers will not, directly or indirectly, solicit, offer to employ or retain the services of or otherwise interfere with the relationship of the Buyer with any Person employed by or otherwise engaged to perform services for the Buyer in connection with the operation of the Business.

        Notwithstanding the above, Buyer acknowledges and agrees that there are certain customers of the prior business of Sellers ("IMark customers") for which Sellers and prior employees of Sellers may continue to provide services on weekends to complete prior Seller obligations. The identity of these IMark customers is clearly indicated on SCHEDULE 5.13.

        (m) BOARD AND SHAREHOLDER APPROVAL. Sellers shall obtain the adoption and approval of this Agreement and the transactions contemplated thereby from its managing members and/or board of directors, as well as the Shareholders, at a meeting duly called, noticed and held for such purpose or as otherwise required by Colorado Law.

        8.2 COVENANTS OF THE BUYER. The Buyer covenants and agrees that Buyer shall do the following:

        (a) CONFIDENTIALITY. In the event of the termination of this Agreement without consummation of the transactions contemplated hereby, the Buyer will use its best efforts to keep confidential any Confidential Information (unless in the public domain) obtained from the Sellers. If this Agreement is so terminated, promptly after such termination, all documents, working papers and other written material obtained from one party in connection with this Agreement and not theretofore made public (including all copies thereof), shall be returned to the party which provided such material or, in lieu thereof, a certificate in writing confirming that the Confidential Information in question has been destroyed.

        (b) CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. The Buyer shall cause each of the covenants, representations and warranties of the Buyer contained herein, including, without limitation, Section 6.0, to remain true and correct until and at each of the Closing Date and the Closing Time.

        (c) BOARD APPROVAL. Buyer shall obtain the ratification, adoption and approval of this Agreement and the stock issuances and transactions contemplated thereby from its board of directors, at a meeting duly called, noticed and held for such purpose or as otherwise required by Minnesota Law.

        (d) SHAREHOLDER EMPLOYMENT AGREEMENTS. Buyer shall offer employment agreements to Charles I. Aikens and Dhitipun Penvari (the "Shareholders") in the form of the Employment Agreement annexed hereto as EXHIBIT A. Under the terms of the Employment Agreements, the Shareholders will become employees of Buyer, effective the Closing Date, and will receive compensation of at least $5,000 per month during the term of their employment. Under the terms of the Employment Agreements, the Shareholders will receive an aggregate total of 450,000 options. Of these options, 300,000 will vest at an equal calendar quarterly rates over a four-year period beginning one year and ending five years from the date of this Agreement. The remaining 150,000 options will vest at an equal quarterly rates over the period beginning ninety (90) days and ending two years from the date of this Agreement. All options will expire on the date which is five years and thirty days after the date of grant. Buyer agrees to register the common stock underlying the Shareholder options on its next Form S-8 to be filed with the SEC.

        In consideration for these Employment Agreements, Shareholders agree that each party will not compete or participate, whether as an owner, shareholder, partner, consultant, entrepreneur, employee, or otherwise, or knowingly cause or enable any other person or entity to compete, in any business related to the Business currently operated by Sellers or the post-acquisition business of Buyer within any area in the United States where Buyer is operating its business or plans to operate, for a period of two (2) years from the last date of employment.

        Notwithstanding the above, Buyer acknowledges and agrees that there are certain customers of the prior business of Sellers ("IMark customers") for which Sellers and prior employees of Sellers may continue to provide services on weekends to complete prior Seller obligations. The identity of these IMark customers is clearly indicated on SCHEDULE 5.13.

        (e) TRANSFERRED EMPLOYEES EMPLOYMENT AGREEMENTS. Effective as of the Closing Date, Buyer shall offer employment to those employees who are employed by Sellers principally in the operation of the Business at wage or salary levels. Buyer shall honor all salaries and incentive plans of current IMark employees as set forth on SCHEDULE
        5.18. Those employees who accept such offers of employment effective as of the Closing Date shall be referred to in this Agreement as the "TRANSFERRED EMPLOYEES." Effective as of the Closing Date, the Buyer shall assume the liability of the Sellers in respect of the Transferred Employees for accrued but unpaid salaries, wages, vacation and sick pay, but only to the extent the liability is reflected on SCHEDULE 5.18. Buyer agrees to hear any argument to increase the compensation of the Transferred Employees based on market value following the date of this agreement. All Transferred Employees' salaries will be reviewed within 90 days of the date of this agreement. Annual employee compensation reviews must at minimum reflect an adjustment for cost of living increases. If a change of venue from Colorado is required, employee compensation must be increased in relation to the cost of living increase with the change of venue. In general, employees will be granted options to purchase 10,000 shares of Buyer common stock at exercise prices not less than fair market value. However, IMark's Sales Manager shall be granted options to purchase 15,000 shares of Buyer common stock. These employee options will vest at an equal calendar quarterly rates over a four-year period beginning one year and ending five years from the date of this Agreement, and will expire five years and thirty days after the date of grant.

        (f) WORKERS COMPENSATION. From and after the Closing Date, the Sellers shall, jointly and severally, remain sole responsible for any and all liabilities to or in respect of any employee relating to or arising in connection with any and all written or recognized claims for workers' compensation benefits arising in connection with any occupational injury or disease occurring or existing on or prior to the Closing Date.

9.0     ADDITIONAL COVENANTS

        9.1 Each of the Parties will cooperate with the other and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party to this Agreement as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

        9.2 Each party will conduct its own due diligence review after the execution of this Agreement, and shall pay its own expenses, fees, and costs incurred in the preparation and performance of this Agreement.

        9.3 Any term of this Agreement may be waived in writing at any time by the party which is entitled to the benefit thereof, upon the authority of the board of directors or manager(s) of such party, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of any other term or condition hereof. Any of the terms or provisions of this

Agreement may be amended or modified at anytime by mutual agreement in writing executed upon the sole authority of the board of directors or manager(s) of each party.

        9.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS. The representations, warranties and covenants of the Sellers contained in this Agreement or in any agreement, certificate or any other document delivered or given pursuant to this Agreement shall survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of the Buyer, shall continue in full force and effect for the benefit of the Buyer for a period of 1 year from the Closing Date, subject to Section 10.0.

        Notwithstanding the provisions of this Section or other provision of this Agreement or any of its schedules or exhibits, and regardless of any disclosure to Buyer, any liability of Sellers' under this Agreement shall be limited to and shall not exceed the Purchase Price.

        9.5 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER. The covenants, representations, and warranties of the Buyer contained in this Agreement or in any agreement, certificate or any other document delivered or given pursuant to this Agreement shall survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion or any investigation made by or on behalf of the Sellers, shall continue in full force and effect for the benefit of the Sellers for a period of 1 year from the Closing Date, subject to Section 10.0.

        9.6 This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations contained in this Agreement without the prior approval of the other Parties.

        9.7 Sellers and Buyer expressly agree and acknowledge that each Party has sought the advice of its own counsel at its own expense for the legality and tax effects of this transaction and is not relying on any representations or of the other party or their agents. Each Party agrees to hold the other harmless for any representations or comments with regards to the legality and tax effects of this transaction.

        9.8 This Agreement constitutes and contains the entire agreement of the Parties, and supersedes any and all prior negotiations, correspondence, understandings, letters of intent and agreements between the Parties.

        9.9 Any notice, request, demand, claim, instruction, or other document to be given to any party pursuant to this Agreement shall be in writing delivered personally or sent by mail, registered or certified, postage fully prepaid, as follows:

        If to Sellers, to the following address:

                IMark, Inc.
                2828 N. Speer Blvd., Ste 210
                Denver, CO  80211
                Attn:  Charles Aikens, President

        If to Buyer, to the following address,    with a copy to:

                Plenum Communications, Inc.       Tollefsen Business Law P.C.
                3003 80th Ave. S.E.               2707 Colby Ave., Ste. 901
                Mercer Island, WA  98040          Everett, Washington  98201
                Attn: Allen Ringer                Attn:  Stephen N. Tollefsen


        Any party may give any notice, request, demand, claim, instruction, or other document under this section using any other means (including expedited courier, messenger service, telecopy, facsimile, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, instruction, or other document shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change its address for purposes of this section by giving notice of the change of address to the other party in the manner provided in this section.

        9.10 Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        9.11 With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        9.12 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

        9.13 This Agreement shall be construed in accordance with its terms and the laws of the State of Colorado.

        9.14 In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be awarded and receive from the non-prevailing party all costs and expenses, including all reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court, in the action and on appeal.

        9.15 In the event of breach or anticipatory breach of any provision of this Agreement, the Parties shall have only the right to damages, specific performance, and injunctive relief. Any Party shall be entitled to obtain injunctive relief against a threatened breach of this Agreement or the continuation of any breach, or both, without the necessity of proving actual damages.

        9.16 The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.0    INDEMNIFICATION

        10.1 SELLERS TO INDEMNIFY. Subject to the limitations set forth in Section 10.3 below, the Sellers covenant and agree to indemnify and save harmless the Buyer, its respective officers, directors, shareholders, lenders and affiliates, of and from:

        (a) all debts, liabilities, contracts or engagements whatsoever, including any liabilities for federal, provincial, sales, excise, income, corporate or any other taxes of the Sellers, existing at the Closing Time and not disclosed on or included in the Balance Sheets save and except those liabilities disclosed in this Agreement (including the Schedules hereto) or accruing or incurred subsequent to the date of the Balance Sheet in the ordinary course of the Business and none of which is materially adverse to the Business, or the operations, assets, properties or financial condition of the Sellers;

        (b) all contingent liabilities which the Sellers become obligated to pay, existing at the Closing Time, not disclosed or reflected in the Balance Sheets or notes forming part of the Financial Statements or elsewhere in this Agreement (including the Schedules hereto);

        (c) any assessment or reassessment for income, franchise or corporate tax, interest and/or penalties for any period up to and including the Closing Date for which no adequate reserve has been provided and disclosed or reflected in the Balance Sheets or notes forming part of the Financial Statements or elsewhere in this Agreement (including the Schedules hereto);

        (d) any loss suffered by the Buyer or the Business as a result of any breach of any representation, warranty or covenant of the Sellers contained in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement;

        (e) any claims by or liabilities to any Person with whom the Sellers or their agents and affiliates have had discussions regarding the disposition of the Acquired Assets made or incurred in relation to or as a result of or in connection with the consummation of the transactions contemplated by this Agreement; and

        (f) all claims, actions, causes of action, damages, losses, liabilities, demands, costs and expenses (including legal fees and costs) in respect of the foregoing.

        10.2 Subject to the limitations provided in Section 10.3 below, the liability of the Sellers under this Section shall cease upon the expiration of the respective limitation periods set out in Section 9.4 unless the Sellers shall have been given notice by the Buyer of any claim hereunder pursuant to this Section prior to such date, in which event the limitation period shall not apply with respect to such claim.

        10.3 Limitations. The Sellers shall not be obligated to make any payment to the Buyer in respect of any amount payable by the Sellers to either or both of them under this Section 10.0 unless, and then only to the extent that, in the case of one payment, the amount exceeds $1,000, or in the event that the aggregate of such amounts exceeds $1,000. Notwithstanding the provisions of this Section or other provision of this Agreement or any of its schedules or exhibits, and regardless of any disclosure to Buyer, any liability of Sellers' under this Agreement shall be limited to and shall not exceed the Purchase Price.

        10.4 Nothing contained in this Agreement, including without limitation, Section 9.4, shall limit the liability of the Sellers to the Buyer by reason of any fraudulent breach of representation or warranty contained in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement, or limit the time within which a claim hereunder on account of such fraudulent breach may be made.

        10.5 Nothing contained in this Agreement, including without limitation, Section 9.5, shall limit the liability of the Buyer to the Sellers by reason of any fraudulent breach of representation or warranty contained in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement, or limit the time within which a claim hereunder on account of such fraudulent breach may be made.

        10.6    BUYER TO INDEMNIFY.  Subject to the limitations set forth in
Section 10.7 below, the Sellers covenant and agree to indemnify and save harmless the Sellers, its respective officers, directors, shareholders, members, of and from any loss suffered by the Sellers or the Business as a result of any breach of any representation, warranty or covenant of Buyer contained in this Agreement.

        10.7 Notwithstanding the provisions of this Section or other provision of this Agreement or any of its schedules or exhibits, and regardless of any disclosure to Sellers, any liability of Buyer under this Agreement shall be limited to and shall not exceed the Purchase Price.

11.0    SIGNATURES

        IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties.


        Plenum Communications, Inc.  ("Buyer")          LION, Inc.  ("LION")
        a Minnesota corporation                         a Washington corporation


        ----------------------------------              ---------------------------------
        By: Allen Ringer, CEO                           By: Authorized Representative

        IMark, Inc.  ("Seller")                         IMark Design Group  ("Seller")
        a Colorado corporation                          a Colorado limited liability company


        ----------------------------------              ---------------------------------
        By: Charles I. Aikens, President                By: Charles I. Aikens
                                                            Managing Member


        ----------------------------------              ---------------------------------
        Charles I. Aikens  ("Shareholder")              Dhitipun Penvari  ("Shareholder")


                               SCHEDULES AND EXHIBITS


     Schedule 2.2.1      -    Intellectual Property and other Specified Assets
     Schedule 2.2.2      -    Excluded Assets
     Schedule 2.3        -    Assumed Liabilities
     Schedule 4.1        -    Liens on Acquired Assets; Conflicts and Consents
     Schedule 4.5        -    Allocation of Purchase Price
     Schedule 5.7        -    Contracts, Leases, Rental Agreements
     Schedule 5.8        -    Undisclosed Liabilities
     Schedule 5.12       -    Receivables
     Schedule 5.13       -    Customers
     Schedule 5.18       -    Employees
     Schedule 5.21       -    Bank Accounts
     Schedule 5.22       -    Insurance

     Exhibit A           -    Form of Employment Agreement for Key Employees
     Exhibit B           -    Forms of Assignment
     Exhibit C           -    Shareholders' Consent
